Exhibit 99.1

[7-Eleven logo]

7-ELEVEN, INC. REPORTS 2004 THIRD QUARTER RESULTS;

POSTS 10.8% INCREASE IN TOTAL REVENUE TO $3.3 BILLION;

ACHIEVES 11.7% INCREASE IN CORE EARNINGS

Third Quarter 2004 Highlights:

•	Reported core earnings of $43.9 million, or $0.35 per diluted share, an 11.7 percent increase over third quarter 2003

•	Achieved total revenue increase of $317.1 million, or 10.8 percent, to $3.3 billion

•	Increased total merchandise sales by $110.0 million, or 5.4 percent, to $2.1 billion

•	Produced a 4.2 percent increase in U.S. same-store merchandise sales

•	Improved merchandise gross profit by 7.5 percent to $770.8 million

•	Grew total gasoline gallons by 5.2 percent to 576.5 million; gasoline gross profit at $82.8 million with a 14.4 cent per-gallon margin

•	Reduced debt by $410 million compared to third quarter 2003

•	Announced acquisition from American Express of ATM portfolio in 7-Eleven stores

DALLAS, October 28, 2004—7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, today reported that core earnings, which exclude non-operating items, grew to $43.9 million, or $0.35 per diluted share, for the quarter ended September 30, 2004. This compares to core earnings of $39.3 million, or $0.33 per diluted share, for the third quarter of 2003. Third quarter net earnings for 2004 were $44.9 million, or $0.36 per diluted share, compared to net earnings of $25.9 million, or $0.22 per diluted share, in the same quarter a year ago.

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Three Months Ended September 30,
	2003	2004
Net Earnings	$25.9	$44.9
Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Loss/(Gain)	6.2	(1.0)
• Debt Redemption and Other Items, Net	(2.2)	—
• Amortization of Gain on Sale of Cityplace Headquarters	—	(0.9)
• Discontinued Operations (SFAS No. 144, Impairment/Disposal of Long-Lived Assets)	(0.8)	0.9
• Cumulative Effect from Accounting Change (FIN 46, Consolidation of Variable Interest Entities)	10.2	—

Core Earnings	$39.3	$43.9

Review of Third Quarter 2004 Core Earnings

Total revenues for the third quarter grew 10.8 percent to $3.3 billion. Total merchandise sales for the quarter increased 5.4 percent to $2.1 billion. This growth was driven primarily by a 4.2 percent increase in U.S. same-store merchandise sales, on top of a 3.0 percent increase in the third quarter of 2003. Among the categories that contributed to the merchandise sales increase were hot and cold beverages, fresh food, beer and cigarettes.

“This quarter marked our 32nd consecutive quarter of increased U.S. same-store merchandise sales. Higher gasoline prices put continued pressure on the disposable income of consumers, but our focus on offering greater value through proprietary and private label products resulted in improved merchandise sales,” said Jim Keyes, president and chief executive officer of 7-Eleven, Inc. “Additionally, innovative new products are adding variety and choice to our traditional and fresh food businesses. More convenient and value-oriented service offerings are also contributing to our improving operating performance.”

For the third quarter, merchandise gross profit grew 7.5 percent to $770.8 million. Merchandise gross profit margin was 36.17 percent, or 71 basis points higher than the prior-year quarter. The increase in merchandise gross profit margin is primarily attributable to the acquisition of the American Express ATM portfolio and, to a lesser extent, a shift in product mix.

7-Eleven grew total gasoline gallons 5.2 percent to 576.5 million gallons for the third quarter of 2004. Gasoline revenues for the quarter were $1.1 billion compared to $896.6 million in the same quarter a year ago. The 22.7 percent increase in gasoline revenues is due to an increase in average retail gasoline prices year over year, as well as a 4.0 percent increase in per-store gallon sales. The average retail price of gasoline was $1.91 in the third quarter of 2004, compared to $1.64 in the third quarter of 2003.

Gasoline gross profit for the quarter was $82.8 million, compared to $90.2 million in the third quarter of 2003. Expressed as cents per gallon, the gasoline margin was 14.4 cents in the third quarter of 2004, compared to 16.5 cents in the third quarter of 2003. “Although wholesale prices rose aggressively during the third quarter, we were still able to achieve another strong quarter of gasoline cent-per-gallon margins without sacrificing volume growth,” said Keyes.

Operating, selling, general and administrative (OSG&A) expenses rose 5.3 percent to $795.4 million in the third quarter of 2004. Expressed as a percent of total revenue, OSG&A was 24.4 percent, compared to 25.6 percent in the prior-year third quarter. After normalizing for the higher gasoline revenue due to the 27-cent-per-gallon increase in gasoline retail prices year over year, OSG&A for the third quarter of 2004 as a percent of total revenue would have been 25.6 percent, or flat with the prior-year quarter.

During the quarter, the company acquired the business that operates the ATM portfolio currently deployed in approximately 5,500 7-Eleven stores in the United States from American Express. The purchase price was approximately $44 million. “ATM services are an important offering for the convenience customer, and we believe this acquisition complements our strategy to accelerate growth in the area of financial services,” said Keyes. “Control of the ATMs will allow better integration of this valuable service into our merchandising efforts.”

Summary of Third Quarter 2004 Non-Operating Items

The company closed 11 stores during the third quarter of 2004. In accordance with SFAS 144, the company reclassified the after-tax results of stores permanently closed during the third quarter, as well as the results of store closings since January 1, 2002, to Discontinued Operations for all periods presented.

The company reported an after-tax, non-cash currency conversion gain of $1.0 million for the third quarter of 2004.

The company completed the sale of its Cityplace headquarters during the second quarter. As previously reported, the company recognized a pre-tax gain of $17.5 million from the sale that will be amortized over a three-year period as a non-operating item. This contributed approximately $1.5 million in pre-tax, non-core earnings to the third quarter.

Capital Expenditures

During the third quarter of 2004, 7-Eleven invested approximately $105.6 million in capital expenditures. The company anticipates that capital expenditures in 2004 will be in the range of $360 million to $390 million.

7-Eleven Stores

The company has opened 26 stores in the United States and Canada during the first nine months of the year. As of September 30, 2004, the company and its franchisees operated 5,788 stores. The company expects to open around 40 to 50 stores in the fourth quarter.

Internationally, licensees opened a net 404 stores during the third quarter. As of September 30, 2004, there were 26,980 7-Eleven stores around the globe.

2004 Outlook

Keyes said, “With the sustained results we’ve achieved year to date in merchandise sales and gross profit increases as well as solid gallon growth in our gasoline business, we expect to report diluted earnings per share in the narrower range of $0.92 to $0.94 from the previous range of $0.90 to $0.94.”

Core Earnings Guidance

The company believes that core earnings, which exclude non-operating items, are more indicative of the company’s operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

Internet Broadcast of Earnings Conference Call and Replay

The third quarter 2004 earnings conference call will begin at 9:00 a.m. EDT on Thursday, October 28, 2004. The call will be available by Web cast at www.7-Eleven.com or by phone at 1-800-905-0392 for domestic callers or 1-785-832-1508 for international callers. A replay of the call will be available two hours after the call until Thursday, November 11, 2004. The replay may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-800-938-2305 (domestic callers) or 1-402-220-1126 (international callers).

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 21,200 7-Eleven stores in 17 other countries and U.S. territories around the world. During 2003, 7-Eleven stores worldwide generated total sales of more than $36 billion. Find out more online at www.7-Eleven.com.

This release, and the accompanying discussion on the earnings conference call on October 28, 2004, includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company’s annual report on Form 10-K for the year ended Dec.31, 2003, and in its periodic reports on Form 10-Q and current reports on Form 8-K.

Contact Information:

Carole Davidson, CFA	Margaret Chabris

Vice President, Investor Relations	Media Relations

(214) 828-7021	(214) 828-7345

7-ELEVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Shares and dollars in thousands, except per-share data)

(UNAUDITED)

	Three Months Ended September 30		Year To Date Ended September 30
	2003	2004	2003	2004
Revenues:
Merchandise sales	$2,021,146	$2,131,171	$5,542,647	$5,953,278
Gasoline sales	896,558	1,100,365	2,536,836	3,118,153

Net sales	2,917,704	3,231,536	8,079,483	9,071,431
Other income	26,153	29,380	71,103	93,448

Total revenues	2,943,857	3,260,916	8,150,586	9,164,879

Costs and expenses:
Merchandise cost of goods sold (1)	1,304,377	1,360,393	3,589,538	3,827,670
Gasoline cost of goods sold	806,390	1,017,591	2,287,283	2,872,307

Total cost of goods sold	2,110,767	2,377,984	5,876,821	6,699,977
Operating, selling, g&a expenses (1)	755,028	795,403	2,083,942	2,246,430
Interest expense, net (1)	20,985	14,781	56,810	50,725

Total costs and expenses	2,886,780	3,188,168	8,017,573	8,997,132

Earnings from continuing operations before income tax and cumulative effect of accounting change	57,077	72,748	133,013	167,747
Income tax expense	21,689	26,922	50,545	63,021

Earnings from continuing operations before cumulative effect of accounting change	35,388	45,826	82,468	104,726
Earnings (loss) on discontinued operations (net of tax (expense) benefit of $(476), $635, $1,264 and $1,413)	776	(941)	(2,063)	(2,210)
Cumulative effect of accounting change (net of tax benefit of $6,550, $ - , $6,550 and $3,284)	(10,244)	—	(10,244)	(5,137)

Net earnings	$25,920	$44,885	$70,161	$97,379

Net earnings per common share:
Basic
Earnings from continuing operations before cumulative effect of accounting change	$.33	$.41	$.79	$.94
Earnings (loss) on discontinued operations	.01	(.01)	(.02)	(.02)
Cumulative effect of accounting change	(.10)	—	(.10)	(.05)

Net earnings	$.24	$.40	$.67	$.87

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.29	$.37	$.72	$.86
Earnings (loss) on discontinued operations	.01	(.01)	(.02)	(.02)
Cumulative effect of accounting change	(.08)	—	(.08)	(.04)

Net earnings	$.22	$.36	$.62	$.80

Weighted average shares:
Basic	105,837	112,472	105,201	112,113
Diluted	127,570	130,016	126,813	129,423

Operating stores at end of period			5,799	5,788

(1)	- Prior year amounts have been reclassified to conform to the current year presentation.

FINANCIAL HIGHLIGHTS

	Three Months Ended				Nine Months Ended
	09/30/03	09/30/04	% or Unit Change		09/30/03	09/30/04	% or Unit Change
($ millions - except per share data)
Earnings
Core Earnings	$39.3	$43.9			$82.4	$106.1
Conversion Gain / (Loss)	(6.2)	1.0			(3.8)	1.7
Debt Redemption and Other Items	2.2	—			3.9	(4.6)
Amortization of Gain on Sale of Cityplace	—	0.9			—	1.5
Discontinued Operations (SFAS No. 144)	0.8	(0.9)			(2.1)	(2.2)
Accounting Change (1)	(10.2)	—			(10.2)	(5.1)

Net Earnings as Reported	$25.9	$44.9			$70.2	$97.4

Net earnings per diluted share

Core Earnings	$.33	$.35			$.71	$.87
Conversion Gain / (Loss)	(.06)	.01			(.02)	.02
Debt Redemption and Other Items	.02	—			.03	(.04)
Amortization of Gain on Sale of Cityplace	—	.01			—	.01
Discontinued Operations (SFAS No. 144)	.01	(.01)			(.02)	(.02)
Accounting Change (1)	(.08)	—			(.08)	(.04)

Net Earnings as Reported	$.22	$.36			$.62	$.80

Weighted Average Shares Outstanding (basic in 000’s)	105,837	112,472			105,201	112,113
Weighted Average Shares Outstanding (diluted in 000’s)	127,570	130,016			126,813	129,423

EBITDA (2)(3)	$159.2	$168.7	$9.5		$413.3	$460.3	$47.0

Interest Coverage Ratio (4)					6.35	7.65

Key Data
Total Revenue	$2,943.9	$3,260.9	10.8%		$8,150.6	$9,164.9	12.4%

Merchandise Sales	$2,021.1	$2,131.2	5.4%		$5,542.6	$5,953.3	7.4%
U.S. Same-Store Sales Increase	3.0%	4.2%			2.6%	5.7%
Merchandise Gross Profit (3)	$716.8	$770.8	$54.0		$1,953.1	$2,125.6	$172.5
Merchandise GP Margin (3)	35.46%	36.17%	71	bp	35.24%	35.70%	46	bp

Gasoline Sales	$896.6	$1,100.4	22.7%		$2,536.8	$3,118.2	22.9%
Gasoline Gallons	547.9	576.5	5.2%		1,575.9	1,681.8	6.7%
Gasoline Gross Profit	$90.2	$82.8	(8.2)%		$249.6	$245.8	(1.5)%
Gasoline CPG	16.5	14.4	(2.1)		15.8	14.6	(1.2)
Gasoline GP Margin	10.06%	7.52%	(254	)bp	9.84%	7.88%	(196	)bp

Average Per Store Day Data Percent Incr/(Decr)
Merchandise GP Growth per store	3.0%	6.3%	3.3		2.6%	7.0%	4.4
Gasoline Gallons Sold	3.3%	4.0%	0.7		4.1%	5.1%	1.0
Gasoline GP Dollars	33.7%	(9.3)%	(43.0)		32.6%	(3.0)%	(35.6)
Total GP Dollars	8.8%	2.7%	(6.1)		8.3%	4.7%	(3.6)

Total Stores (end of period)
U.S. and Canada					5,799	5,788	(11)
Gasoline Stores					2,444	2,436	(8)
Worldwide					25,515	26,980	1,465

Balance Sheet Items (end of period)
Debt					$1,437.3	$1,027.2
Convertible Quarterly Income Debt Securities					$300.0	$300.0
Stockholders’ Equity					$335.5	$455.4

(1)	Year-to-date 2003 and 2004 reported net earnings includes the one-time cumulative effect charges of $(10.2) million and $(5.1) million, respectively, or $(0.08) and $(0.04) per diluted share in connection with the adoption of FIN 46 in 2003 and FIN 46R in 2004 which relate to variable interest entities.
(2)	EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.
(3)	Prior year amounts have been reclassified to conform to the current year presentation.
(4)	Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ended September 2003 and 2004, respectively.